The S&P 500 Low Volatility Index ® A new tool for today’s turbulent markets Securities Products: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value Filed Pursuant to Rule 433 Registration No. 333 - 158385

2 Contents Overview of Low Volatility Investing Section 1 The S&P 500 Low Volatility Index Section 2 Accessing the Index Section 3 Appendix and Disclaimers Section 4

Overview of Low Volatility Investing

4 What is Low Volatility Investing? An approach to managing the market’s ups and downs. Introducing the S&P 500 Low Volatility Index: Strategy that attempts to generate similar or higher returns than a given benchmark with lower risk Renewed interest in these strategies as markets have become more turbulent There are many different ways to access these strategies, some are extremely complex Low volatility strategies have been around for the past 40 years

The S&P 500 Low Volatility Index

6 What is the S&P 500 Low Volatility Index? 1 Based on a comparison of S&P 500 ® Low Volatility Index with S&P 500 Index for 1,3,5,10,15, and 20 year annualized returns and annualized standard deviation dat a t hrough December 31, 2011. All information presented prior to the inception date of the S&P 500 ® Low Volatility Index is back - tested. The back - tested calculations are based on the same methodology that was in effect when the index was officially launched. Past performance is not indicative of future re sults, including how the S&P 500 Low Volatility Index might perform relative to the S&P 500 in any future period. The S&P 500 Low Volatility Index comprises the 100 least volatile stocks in the S&P 500 ® based on realized volatility Considered the benchmark of low volatility investing in the U.S. market Index methodology is simple, unlike other more complex low volatility investment approaches that are currently in the market Out - performed the S&P 500 over near - , medium - , and long - term investment horizons 1 Who calculates the S&P 500 Low Volatility index? All Index calculations done by S&P, completely independent from HSBC Realized volatility is 32% lower in the most recent 10 year period and 24% lower in the most recent 20 year period 1

7 Focus on methodology - how is the S&P 500 Low Volatility Index created? A three step approach The Index is then rebalanced quarterly 1 Step 1 • Measure the volatility of all 500 stocks in the S&P 500 • Volatility is defined as the standard deviation of price changes over the trailing 12 months (252 trading days) for each stock Step 2 • Rank the stocks from lowest to highest Step 3 • The 100 least volatile stocks from Step 2 are included in the Index • Higher weightings within the Index are assigned to the least volatile stocks 1 In February, May, August, and November based on market data as of the last business day of January, April, July, and October res pectively

8 A Comparison to the S&P 500 – similar returns, lower volatility 1 Annualized Price Return Data as of 12/31/11 Volatility Analysis as of 12/31/11 Annualized Standard Deviation 2 vs. S&P 500 S&P 500 S&P 500 Low Volatility Index 1 Yr. 0.00% 10.88% 3 Yrs. 11.66% 12.04% 5 Yrs. (2.38%) 1.00% 10 Yrs. 0.92% 4.12% 15 Yrs. 3.59% 5.30% 20 Yrs. 5.67% 6.36% S&P 500 S&P 500 Low Volatility Index 1 Yr. 15.97% 8.78% 3 Yrs. 19.00% 11.88% 5 Yrs. 18.91% 12.87% 10 Yrs. 15.93% 10.77% 15 Yrs. 16.59% 12.14% 20 Yrs. 15.01% 11.33% 1 Based on a comparison of S&P 500 Low Volatility Index with S&P 500 Index for 1,3,5,10,15, and 20 year annualized returns and annualized standard deviation dat a t hrough December 31, 2011. All information presented prior to the inception date of the S&P 500 Low Volatility Index is back - tested. The S&P 500 Low Volatility Index only been calculated sin ce April 20, 2011. The hypothetical back - tested performance of the Index set forth in the above graph was calculated using the same selection criteria and methodology employed to calculate the Index since its inception on Ap ril 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results. 2 A statistical measure of the distance a quantity is likely to lie from its average value. In finance, standard deviation is a ppl ied to the annual rate of return of an investment, to measure the investment's volatility, or “risk” (4%) (2%) 0% 2% 4% 6% 8% 10% 12% 14% 1 Yr. 3 Yrs. 5 Yrs. 10 Yrs. 15 Yrs. 20 Yrs. S&P 500 Low Volatility Index S&P 500

9 Performance – calendar year returns since 1991  The Index tends to underperform the S&P 500 in bull markets, such as the technology boom of 1995 - 1999  The Index has out - performed the S&P 500 in bear markets  The prior performance of the Index in specific market conditions does not ensure that the Index will so perform in such marke t conditions in the future. Calendar Year Returns Exhibit A – 1995 - 1999 Exhibit B - Tech bubble bursts from 2000 – 2002 Exhibit C – Financial crisis in 2008 Exhibit D – Sovereign debt crisis of 2011 (note no bar is shown for the S&P 500 since its return was flat) All information presented prior to the inception date of the S&P 500 Low Volatility Index is back - tested. The S&P 500 Low Volati lity Index only been calculated since April 20, 2011. The hypothetical back - tested performance of the Index set forth in the above graph was calculated using the same selection criteria and methodology employed to calculate the In dex since its inception on April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results. (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 S&P 500 Low Volatility Index S&P 500 A B C D

10 Low volatility indexing at work – the 2008 financial crisis  The Index’s weighting to the financial sector was cut by 98% from January 2007 (33.65%) to April 2009 1 (0.98%)  As shares in financials started showing signs of weakness, their volatility increased and thus fewer of them were eligible fo r i nclusion in the Index S&P 500 Low Volatility Index – Financial Sector Weighting 2 1 Remainder of Sector Weightings, April 2009: Energy: 0%, Materials: 2.5%, Industrials: 11.9%, Consumer. Discretionary.: 2.9% , Consumer Staples: 29.8%, Healthcare: 27.1%, Info. Technology.: 6.3%, Telecommunications: 0.9%, Utilities: 17.7% 2 For a breakdown of the historical back - tested Index weightings, see the Appendix. All information presented prior to the inception date of the S&P 500® Low Volatility Index is back - tested. The back - tested calc ulations are based on the same methodology that was in effect when the index was officially launched. Past performance is not indicative of future results including how the S&P 500 Low Volatility Index might perform relative to the S&P 500 in any future period. 0% 5% 10% 15% 20% 25% 30% 35% 40% Jan-07 Mar-07 May-07 Jul-07 Sep-07 Nov-07 Jan-08 Mar-08 May-08 Jul-08 Sep-08 Nov-08 Jan-09 Mar-09 Lehman Brothers bankruptcy September 15, 2008

11 A closer look at sector weightings  Based on its current methodology, the Index would have maintained sector diversification over time without too much weight to war ds traditionally defensive sectors like utilities and consumer staples  During the technology bubble, the Index maintained zero to minimal weight in the information technology sector and a heavy we igh ting in utilities which resulted in the index’s underperformance in that period relative to the S&P 500.  The Index’s participation in the financial sector dropped to a minimal level just month’s before the collapse of Lehman Broth ers in September 2008. As of the July 2008 rebalance, Financials made up only 3.50% of the Index, down from 33.65% in July 2007, bef ore the crisis started 1 As of February 2012 rebalancing. 2 Since 10/31/90 All information presented prior to the inception date of the S&P 500® Low Volatility Index is back - tested. The back - tested calc ulations are based on the same methodology that was in effect when the index was officially launched. Past performance is not indicative of future results including how the S&P 500 Low Volatility Index might perform relative to the S&P 500 in any future period. Energy Materials Industrials Consumer Discretionary Consumer Staples Healthcare Financials Information Technology Telecomm Utilities Current Weight 1 1.7% 1.7% 5.3% 9.2% 29.5% 13.1% 0.8% 4.4% 4% 30.1% Average Weight 2 5.6% 4.8% 11.8% 8.6% 17.7% 6.5% 15.2% 1.8% 2.7% 25.3% Maximum Weight (as of date) 12.0% (7/31/01) 12.1% (4/30/97) 18.7% (10/31/00) 16.1% (7/31/91) 31.4% (7/31/09) 27.1% (4/30/09) 35.0% (7/31/02) 10.1% (4/30/10) 10.0% (10/31/92) 43.2% (7/31/99)

Accessing the Index

13 Peak Return Participation Notes Term 7 years Issuer HSBC USA Inc. Reference Asset SP5LV1 (The S&P 500 Low Volatility Index) Payment at maturity is the greater of the: Minimum Return 7% at maturity Highest Reference Return 70% of the return from the highest index level observed on each anniversary of the trade date to the initial level. Trade Date March 26, 2012 Settlement Date April 2, 2012 Final Valuation Date March 26, 2019 Maturity Date April 2, 2019 Prior to any decision to invest in a specific issuance of a structured investment linked to the S&P 500 Low Volatility Index, in vestors should carefully review the disclosure documents for such issuance which contain a detailed explanation of the terms of the issuance as well as the risks, tax treatment and o the r relevant information. Suitable investors should have sufficient experience, risk tolerance and knowledge in structured investments to understand an d t olerate the key risks and considerations as well as a long term investment horizon with limited liquidity needs over the term of the Note. For more information on this offering, please refer to the offering document at: http://www.sec.gov/Archives/edgar/data/83246/000114420412012763/v304614_fwp.htm

14 0% 10% 20% 30% 40% 50% 60% 70% 1 year return2 year return3 year return4 year return5 year return6 year return7 year return Index performance from trade date Payoff at maturity: Volatile market environment example 35% Final Return on Note is equal to the greater of: 70% x Highest Reference Return and; the Minimum Return (Note: Highest Reference Return was 50%, in year 2) The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representa tiv e of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the actual Highest Reference Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. With respect to the N ote s, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. Note performance at maturity

15 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 1 year return2 year return3 year return4 year return5 year return6 year return7 year return Index performance from trade date Payoff at maturity: Bullish market environment example 49% Final Return on Note is equal to the greater of: 70% x Highest Reference Return and; the Minimum Return (Note: Highest Reference Return was 70%, in year 7) The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representa tiv e of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the actual Highest Reference Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. With respect to the N ote s, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. Note performance at maturity

16 -15% -5% 5% 15% 25% 1 year return2 year return3 year return4 year return5 year return6 year return7 year return Index performance from trade date Payoff at maturity: bearish market environment example 7% Final Return on Note is equal to the greater of: 70% x Highest Reference Return and; the Minimum Return (Note: Highest Reference Return was 8%, in year 1) The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representa tiv e of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the actual Highest Reference Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. With respect to the N ote s, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. Note performance at maturity

17 The 50/150 Performance Security Term 5 years Issuer HSBC USA Inc. Underlying SP5LV1 (The S&P 500 Low Volatility Index) Payoff at Maturity: Upside participation rate 150% participation in any Index appreciation Downside participation rate 50% participation in any Index decline Trade Date March 27, 2012 Settlement Date March 30, 2012 Final Valuation Date March 27, 2017 Maturity Date March 30, 2017 Prior to any decision to invest in a specific issuance of a structured investment linked to the S&P 500 Low Volatility Index, in vestors should carefully review the disclosure documents for such issuance which contain a detailed explanation of the terms of the issuance as well as the risks, tax treatment and o the r relevant information. Suitable investors should have sufficient experience, risk tolerance and knowledge in structured investments to understand an d t olerate the key risks and considerations as well as a long term investment horizon with limited liquidity needs over the term of the Note. For more information about the 50/150 Performance Security, please refer to the offering document: http://www.sec.gov/Archives/edgar/data/83246/000114420412012458/v304500_fwp.htm

18 Risk considerations An investment in structured investments involves risks, some of which are summarized below. It is important to note that structured investments may not always reflect the actual performance of the underlying asset and have different risks than traditional debt instruments. These risks can include but are not limited to: fluctuations in the price, level o r yield of the underlying asset, interest rates, substantial or complete loss of principal, limits on participation in appreciation of the underlying asset, limited liquidity, HSBC credit risk and conflicts of interest. Prior to any decision to invest in a specific issuance of a structured investment linked to the S&P 500 Low Volatility Index, investors should carefully review the disclosure documents for such issuance which contain a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information.  Payment, if any, is subject to the ability of the issuer to pay its obligations as they become due. Any payment on the structured investments is subject to the credit risk of the issuer  You will participate in only 70% of the increase in the value of the Reference Asset on any Observation Date.  As a holder of the Notes, you will not receive interest payments.  The calculation of the Reference Asset may not mitigate its price volatility; the low volatility feature of the Reference Asset may decrease your return.  Return on the Notes may not reflect the full performance of the Index over the term of the Notes.  Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.  The Notes are not insured by any governmental agency of the United States or any other jurisdiction.  Certain built - in costs are likely to adversely affect the value of the Notes prior to maturity.  The Notes lack liquidity

19 Investor suitability The Notes may be suitable for you if:  You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the lev el of the Reference Asset will increase over its Initial Level on any of the Observation Dates.  You are willing to make an investment with 70% upside exposure to the Reference Asset  You are willing to make an investment based on the Minimum Return of 7.00% at maturity.  You are willing to forgo dividends or other distributions paid to holders of stocks comprising the Reference Asset.  You do not seek current income from your investment.  You do not seek an investment for which there is an active secondary market.  You are willing to hold the Notes to maturity.  You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes. The Notes may not be suitable for you if:  You believe the Highest Reference Return will be negative or that the Highest Reference Return will not be sufficiently posit ive to provide you with your desired return.  You are unwilling to make an investment with 70% upside exposure to the Reference Asset  You are unwilling to make an investment based on the Minimum Return of 7.00% at maturity.  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparabl e m aturities issued by HSBC or another issuer with a similar credit rating.  You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.  You seek current income from your investment.  You seek an investment for which there will be an active secondary market.  You are unable or unwilling to hold the Notes to maturity.  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Appendix & disclaimers

21 Historical sector weightings  The graph below illustrates what the sector diversification of the Index would have been on the last rebalancing date (10/31) of each year, since 1991 1 All information presented prior to the inception date of the S&P 500® Low Volatility Index is back - tested. The back - tested calc ulations are based on the same methodology that was in effect when the index was officially launched. Past performance is not indicative of future results including how the S&P 500 Low Volatility Index might perform relative to the S&P 500 in any future period.

22 Disclaimers To the extent that Structured Investments are issued by HSBC USA Inc. HSBC USA Inc. has filed a registration statement (inclu din g a prospectus) with the SEC for the offering by it to which this communication relates. Before you invest, you should carefully read the prospectus in that r egi stration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offe rin g of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any deale r p articipating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll - free 1 - 866 - 811 - 8049. You can also ask your broker or financial advisor to provide you with the prospectus and other documents. HSBC has entered into a license agreement providing for the license to it, in exchange for a fee, of the right to use indices ow ned and published by S&P in connection with some products, including Structured Investments. The Structured Investments are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P no r i ts third party licensors makes any representation or warranty, express or implied, to the owners of the Structured Investments or any member of the public regar din g the advisability of investing in securities generally or in the Structured Investments particularly or the ability of the SPX to track general stock market pe rfo rmance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third par ty licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Structured Inv est ments. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Structured Investments into consideratio n i n determining, composing or calculating the SPX. Neither S&P nor its third party licensors is responsible for and has not participated in the determinati on of the prices and amount of the Structured Investments or the timing of the issuance or sale of the Structured Investments or in the determination or calcula tio n of the equation by which the Structured Investments are to be converted into cash. S&P has no obligation or liability in connection with the administratio n, marketing or trading of the Structured Investments. NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. “Standard & Poor’s ® ”, “S&P ® ” and “S&P 500 ® ” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.